EXHIBIT 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699
NEWS RELEASE

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Kenneth Boerger	Lisa Fortuna
VP/Treasurer	Analyst Inquiries
(419) 325-2279	(312) 640-6779

FOR IMMEDIATE RELEASE
MONDAY, MAY 15, 2006
LIBBEY INC. ANNOUNCES LAUNCH OF $400 MILLION SENIOR
NOTE PRIVATE OFFERING
TOLEDO, OHIO, MAY 15, 2006—Libbey Inc. (NYSE: LBY) (“Libbey” or “Company”) announced today that its wholly owned subsidiary Libbey Glass Inc. (“Libbey Glass”) plans to issue $400 million aggregate principal amount of senior notes due 2014 (“Notes”) in a private offering. The Notes will be guaranteed by Libbey and all of Libbey Glass’ existing and future subsidiaries that guarantee any of Libbey Glass’ debt or debt of any subsidiary guarantor.
     Libbey Glass intends to use the proceeds from the offering, in conjunction with initial borrowings under a new senior secured credit facility to be entered into concurrently with the closing of the offering, to (i) finance the purchase price for the 51% equity interest (bringing Libbey’s ownership to 100%) in its Mexican joint venture (“Crisa”) with Vitro, S.A. de C.V., (ii) repay amounts outstanding under Libbey’s existing senior secured credit facility, (3) redeem Libbey’s currently outstanding senior notes, (4) repay existing indebtedness of Crisa, (5) refinance the euro-denominated working capital line of credit of its wholly owned subsidiary Libbey Europe B.V., and (6) pay related fees, expenses and redemption premiums.
     The Notes, the Libbey guarantee and the subsidiary guarantees have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements. This offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (“Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act.
     This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
     Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States, Portugal and the Netherlands. Its subsidiaries produce and sell glass tableware, ceramic dinnerware, metal flatware and holloware and plastic items for the foodservice industry.
     The above information includes “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward- looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.